STRONG ANNOUNCES PROPOSED CHANGES TO FUND LINEUP

MILWAUKEE, AUGUST 1, 2003--The Board of Directors of the Strong family of mutual funds met and approved today the launch of a new fund and recommended to shareholders three fund mergers.

"The recommendations were the result of an ongoing review of our mutual fund lineup," says Dana Russart, Vice President of Strong Investments, Inc. "They are intended to ensure that our products meet the current and long-term investment needs and goals of our shareholders."

NEW FUND
A preliminary registration statement for the Strong Small Cap Growth Fund has been filed with the SEC. A preliminary written prospectus for the fund may be obtained from Strong Investments, Inc.

PROPOSED MERGERS
The proposed mergers are designed to eliminate funds in the Strong mutual fund lineup with potentially duplicative investment strategies and objectives. Each of the funds proposed for merger also has a smaller asset base and lacks economies of scale.

Pending shareholder approval, the Strong Large Cap Core Fund will merge into the Strong Growth and Income Fund; the Strong Advisor Mid Cap Growth Fund will merge into the Strong Growth Fund; and the Strong Multi Cap Value Fund will merge into the Strong Advisor Small Cap Value Fund.

Shareholders in the merged funds will benefit from the lower expense ratios of the receiving funds, and all merger expenses will be borne by Strong Capital Management, Inc. The mergers are designed to be federal tax-free reorganizations. Proxy materials are expected to begin mailing to shareholders in mid-September.

Strong Financial Corporation, through its wholly owned affiliate Strong Capital Management, Inc., operates as a privately held, registered investment advisor serving individuals, retirement plans, financial advisors, institutions, and foundations. Founded in 1974, the firm is headquartered in Menomonee Falls, Wisconsin, and manages $42 billion. Securities are offered through Strong Investments, Inc., an affiliated company.

FOR MORE COMPLETE INFORMATION, INCLUDING MANAGEMENT FEES AND EXPENSES, CALL 1-800-368-3863 FOR A FREE PROSPECTUS. PLEASE READ IT CAREFULLY BEFORE YOU INVEST OR SEND MONEY. PR36940 08-03